Exhibit 99.1
Press Release Source:                                        Intelli-Check, Inc.

Intelli-Check Purchases Warrants Issued as Part of Recent Private Placement Tuesday December 13, 1:49 pm ET

WOODBURY, N.Y.--(BUSINESS WIRE)--Dec. 13, 2005--Intelli-Check, Inc. (AMEX: IDN -
News) today announced it has purchased 110,000 warrants to acquire shares of its common stock at an exercise price of $5.40 per share from WPG Software Fund, L.P. The warrants were issued as part of the private placement that was completed in August 2005 and represent approximately 20% of the warrants issued to investors in the offering.

"The decision to purchase these warrants was made as a result of our recently announced business developments and to mitigate potential future dilution to our shareholders" Mr. Frank Mandelbaum, Intelli-Check's Chairman and CEO stated.

About Intelli-Check, Inc.

      o Intelli-Check, Inc. is the acknowledged leader in technology that assures the authenticity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Our patented ID-CHECK technology instantly reads, analyzes, and verifies the encoded data in magnetic stripes and barcodes on government-issued IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format is valid. Applications include:

      o security and access control to protect airports, government and commercial buildings, military installations and other critical sites as well as for first responder initiatives

      o identity theft, commercial and government fraud prevention to help stem the billions of dollars each year in losses from credit card, check-cashing, bank, insurance, healthcare, pharmacy and other economic frauds

      o age verification to protect bars and other retail establishments from the potential fines and penalties associated with selling age-restricted products to under-age purchasers

      o productivity enhancement to eliminate inefficiencies and inaccuracies associated with manual data entry

The company has been the national testing laboratory for the American Association of Motor Vehicle Administrators (AAMVA) since 1999 and has access to all the currently encoded driver license formats. For more information, please visit www.intellicheck.com.

Intelli-Check Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect", "anticipate", "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Our actual results may differ materially from the information presented here. There is no assurance that the use of ID-CHECK technology by our potential customers and partners, or government efforts to enhance security or curtail the sale of age-restricted products to underage buyers will lead to additional sales of ID-CHECK technology. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.